SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                 Amendment No. 2
                                       to
                                   FORM 10-SB/A


                   GENERAL FORM FOR REGISTRATION OF SECURITIES
                            OF SMALL BUSINESS ISSUERS
                         Under Section 12(b) or 12(g) of
                       The Securities Exchange Act of 1934


                            ADVANCED KNOWLEDGE, INC.
                 (Name of Small Business Issuer in Its Charter)

       Delaware                                                 95-4675095
(State or Other Jurisdiction of                               (IRS Employer
Incorporation or Organization)                              Identification No.)


          17337 Ventura Boulevard, Suite 224, Encino, California 91316
                    (Address of Principal Executive Offices)
                                   (Zip Code)
                                 (818) 784-0040
                           (Issuer's Telephone Number)


Securities to be registered under Section 12(b) of the Act:

Title of each class                             Name of each exchange on which
to be so registered                             each class is to be registered

             None                                           None


Securities to be registered under Section 12(g) of the Act:

                          Common Stock, par value $.001
                                (Title of Class)
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                                Explanatory Note

This Amendment No. 2 to Registration Statement on Form 10-SB is being filed solely to amend the consent of accountant filed as Exhibit 23.1.


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                                    PART III

Item 1 and Item 2, Index to Exhibits and Description of Exhibits

         The following exhibits required by Item 601 of Regulation S-B are filed herewith:

Exhibit No.     Document Description                        Filed (F)

3.1.            Certificate of Incorporation                    *
3.2.            Certificate of Amendment                        *
3.3.            Certificate of Merger                           *
3.4.            By-laws                                         *

10.1.           Agreement and Plan of Merger and
                Reorganization dated June 30, 1998 by
                and between Advanced Knowledge , Inc
                and DMA Radtech, Inc.                           *

10.2            Production Agreement dated January 5,
                1998 by and between Advanced Knowledge, Inc.
                and The Hathaway Group.                         *

10.3            Distribution Agreement dated February 1, 1998
                By and between Advanced Knowledge, Inc. and
                Aims Multimedia.                                *

23.1            Consent of Independent Certified Public         F
                Accounts

----------
* Previously Filed


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                                   SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to Form 10SB, Exhibit 23.1 to be signed on its behalf by the undersigned duly authorized.

Date:  March 8, 1999                   ADVANCED KNOWLEDGE, INC.


                                        By:     /s/Buddy Young
                                           ---------------------------
                                               Buddy Young
                                               President


In accordance with the Exchange Act, this amendment has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.


Dated March 8, 1999                          /s/ Buddy Young
                                             ----------------------------------
                                             Buddy Young, Director


Dated March 8, 1999                          /s/ L. Stephen Albright
                                             -----------------------------------
                                             L. Stephan Albright, Director



Dated March 8, 1999                          /s/ Dennis Spiegelman
                                             -----------------------------------
                                             Dennis Spiegelman, Director


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